Exhibit 14

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Agreement” in Appendix A, “Financial Highlights” in Appendix C in the Combined Information Statement for Artisan Small Cap Value Fund and Prospectus for Artisan Mid Cap Value Fund, and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated November 20, 2015 on the financial statements and financial highlights of Artisan Partners Funds, Inc., which includes Artisan Mid Cap Value Fund and Artisan Small Cap Value Fund, in this Registration Statement under the Securities Act of 1933 (Form N-14) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 4, 2016